Exhibit 99.1

HCP PRICES $600 MILLION OF 4.000% SENIOR UNSECURED NOTES DUE 2022

IRVINE, Calif.--(PRNewswire)-- November 23, 2015—HCP, Inc. (NYSE:HCP) today priced an offering of $600 million of 4.000% senior unsecured notes due 2022.  The price to investors was 99.577% of the principal amount of the notes representing a yield-to-maturity of 4.070%.

The net proceeds from the offering after expenses are approximately $592.0 million.  HCP intends to use the net proceeds from this offering to repay its $500 million 3.750% Senior Notes due February 2016 at or prior to their stated maturity and for general corporate purposes, including future acquisitions, investments or repayment of other indebtedness.  Prior to such repayment, HCP may use a portion of such proceeds to temporarily reduce outstanding borrowings under its revolving line of credit.

The offering is expected to close on December 1, 2015, subject to customary closing conditions.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., RBC Capital Markets, LLC and UBS Securities LLC are acting as joint book-running managers for the offering.

This offering of notes may be made only by means of a prospectus supplement and a prospectus.  A copy of the prospectus supplement and the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 11th Floor, New York, NY 10038, Attention: Prospectus Department, toll-free at 800-294-1322 or by emailing dg.prospectus_requests@baml.com; (ii) Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, toll-free at 888-603-5847 or by emailing barclaysprospectus@broadridge.com; (iii) RBC Capital Markets, LLC, 200 Vesey Street, New York, NY 10281, Attention: Debt Capital Markets, toll-free at 866-375-6829 or by emailing usdebtcapitalmarkets@rbccm.com; or (iv) UBS Securities LLC, 1285 Avenue of the Americas, New York, NY 10091, Attention: Prospectus Department or toll-free at 888-827-7275.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification thereof under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 30 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is recognized as a global leader in sustainability as a member of the Dow Jones and FTSE4Good sustainability indices, as well as the recipient in three of the past four years of both of the GRESB Global Healthcare Sector Leader and the NAREIT Healthcare Leader in the Light Award.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and deploy the resulting proceeds as indicated above, including the risk that the offering described above will not close on the indicated timetable or at all, and that the proceeds may not be able to be deployed as so indicated.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Source: HCP, Inc.

HCP, Inc.

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

(949) 407-0400